EXHIBIT 99

                  PRESS RELEASE OF WEBSTER CITY FEDERAL BANCORP


                                                                October 17, 2003
                                                           FOR IMMEDIATE RELEASE

                                           Contact: Phyllis A. Murphy, President
                                                     and Chief Executive Officer
                                                              Tel (515) 832-3071



                          WEBSTER CITY FEDERAL BANCORP
                           DIVIDEND AND EARNINGS NEWS


Webster City Federal Bancorp has announced a cash dividend of $.17 per share for the quarter ended September 30, 2003. The dividend will be payable to shareholders of record as of November 4, 2003 and will be paid on November 20, 2003. WCF Financial, M.H.C., owner of 2,300,000 of the total outstanding shares of 3,772,372, has announced that it has waived the right to receive the dividend. Accordingly, the dividend will be paid on 1,472,372 marketable shares owned by the minority stockholders. The dividend payable for the quarter ended September 30, 2003 represents a 36% increase over the prior quarter.

Webster  City  Federal  Bancorp is the holding  company for Webster City Federal
Savings Bank and Security Title & Abstract, Inc. The company reported consolidated net earnings of $311,200 or $.08 per share for the quarter ended September 30, 2003 compared to $418,200 or $.11 per share for the quarter ended September 30, 2002.

Consolidated net earnings of the company for the nine month period ended September 30, 2003 were $917,600 or $.24 per share compared to $1,142,700 or $.30 per share for the same period the prior year.

Webster City Federal Bancorp announced a two-for-one stock split effective September 24, 2003 to shareholders of record on September 9, 2003. Earnings per share and dividend per share referenced in this press release are adjusted for the two-for-one stock split.